UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 20, 2013
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Seven Arts Entertainment Inc.
(Exact name of registrant as specified in its charter)
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Nevada	001-34250	45-3138068
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8439 Sunset Boulevard, 4th Floor, West Hollywood, CA 90069
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 323 372 3080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20, 2013, Dan Reardon resigned as a member of the Board of Directors of Seven Arts Entertainment Inc. (the “Company”). Mr. Reardon’s resignation is for personal reasons and not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practice. On April 2, 2013, Hubert Gibbs stepped down as Chairman of the Board but will remain a director and Chairman of the Audit Committee.

On the same day, the Board of Directors approved the appointment of Vince Vellardita as President, Managing Director and Chairman of the Board of Directors.  Mr. Vellardita will also serve as chairman, chief executive officer, president and treasurer of the Company’s newly formed subsidiary, Seven Arts Music and Television Inc.(“SAMT”), pursuant to a three-year employment agreement dated April 1, 2013.

Mr. Vellardita will become the Company’s main contact with the public securities market and will be responsible for developing and implementing its strategy and the methods for the continuing conversion of the Company’s existing debt securities, as well as for exploring future funding opportunities for the Company.

Pursuant to the employment agreement, Mr. Vellardita will receive an annual salary of $200,000 payable on a monthly basis and a bonus of 10% of any net income realized by the Company or its subsidiaries for the music and movie license agreements to be entered into with him. Mr. Vellardita will also be entitled to reimbursement of all reasonable and customary expenses and other benefits that are generally available to the Company’s employees. In addition, the Company anticipates entering into a licensing agreement with an entity controlled by Mr. Vellardita, pursuant to which over 3,000 interests in music composition and sound recording copyrights and approximately 120 completed films will be contributed to SAMT, and in turn, Mr. Vellardita will receive 20% of the Company’s issued and outstanding common stock.

Mr. Vellardita, 55, is a 34-year veteran of the music and television industries, who produced over 200 special events and concerts with artists such as U2, Duran Duran, the Jam, the Beach Boys and others.  Mr. Vellardita has been involved in the production of thousands of hours of television programming and built a television network of over 90 broadcast TV stations serving 35 million households in the United States.

Further, Mr. Vellardita has been involved in the public company arena for over 30 years, serves as a director of other public companies, has been involved in the raising of over 200 million dollars in public and private debt and equity, and has long-standing relationships with a variety of investment bankers.  Mr. Vellardita has been employed for the last year by Bridgeport Enterprises, Inc., a Florida-based entertainment production and distribution company. Prior to that, he served as President, CEO and Chairman of the Board of Valcom Inc. from 2000 to 2012. In light of the above experience and qualifications of Mr. Vellardita and the Company’s business and structure, the Company believes Mr. Vellardita should serve as the Chairman of its Board of Directors.

There was no arrangement or understanding between Mr. Vellardita and any other persons, pursuant to which Mr. Vellardita was selected as the Chairman of the Board of Directors. There is no family relationship between Mr. Vellardita with any of the Company’s other officers and directors, or person nominated or chosen by the Company to become a director or executive officer. Except for the aforesaid the employment agreement, there has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Vellardita had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

The foregoing description of the principal terms of Mr. Vellardita’s employment agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

On April 2, 2013, the Board also approved a five year extension of Peter Hoffman’s and Kate Hoffman’s  employment agreements on the same terms as currently applicable, subject to  continued review of proposed increases in Ms. Huffman’s bonus and bonus compensation by the Audit Committee. Peter Hoffman will continue to serve as chief executive officer of the Company and a member of the Board of Directors, with a focus on film and television production and distribution and Kate Hoffman will continue to serve as chief operating officer of the Company and a member of the Board of Directors also with a focus on film and television production and distribution.

On April 9, 2013, the Company issued a press release announcing the appointment of Vince Vellardita as Chairman of its Board of Directors.  A copy of that press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement, dated April 1, 2013, by and between the Company and Vince Vellardita

99.1 Press Release dated April 9, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Seven Arts Entertainment Inc.

April 18, 2013	By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer

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